PricewaterhouseCoopers Audit, SAS, 63, rue de Villiers 92208 Neuilly-sur-Seine Cedex Téléphone: +33 (0)1 56 57 58 59, www.pwc.fr Société d'expertise comptable inscrite au tableau de l'ordre de Paris - Ile de France. Société de commissariat aux comptes membre de la compagnie régionale de Versailles et du Centre. Société par Actions Simplifiée au capital de 2 510 460 €. Siège social : 63 rue de Villiers 92200 Neuilly-sur-Seine. RCS Nanterre 672 006 483. TVA n° FR 76 672 006 483. Siret 672 006 483 00362. Code APE 6920 Z. Bureaux : Bordeaux, Grenoble, Lille, Lyon, Marseille, Metz, Nantes, Neuilly-Sur-Seine, Nice, Poitiers, Rennes, Rouen, Strasbourg, Toulouse. Report of Independent Auditors To the Managing Director of Titan Holdings I B.V. Opinion We have audited the accompanying consolidated financial statements of Titan Holdings I B.V. and its subsidiaries (the “Company”), which comprise the consolidated financial statement of financial position as of December 31, 2023 and 2022, and the related consolidated financial statement of profit or loss, consolidated financial statement of comprehensive income, consolidated financial statement of changes in equity and consolidated financial statement of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. Basis for Opinion We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Responsibilities of Management for the Consolidated Financial Statements Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern for at least, but not limited to, twelve months from the end of the reporting period, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Titan Holdings I B.V. Report of Independent Auditors Page 2 Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements. In performing an audit in accordance with US GAAS, we: ● Exercise professional judgment and maintain professional skepticism throughout the audit. ● Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. ● Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed. ● Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements. ● Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit. Neuilly-sur-Seine, France August 2, 2024 /s/ PricewaterhouseCoopers Audit

Eviosys 2023 Annual report 04 Consolidated Financial Statement of Profit or Loss Consolidated Financial Statement of Profit or Loss in Millions of Eur Note Twelve months ended December 31, 2023 Twelve months ended December 31, 2022 Revenue 5 2,408 2,675 Cost of product sold (1,991) (2,213) Gross profit 417 462 Selling, general and administration expenses 6 (112) (107) Other income/(expenses) 7 (14) (22) Amortization of intangible assets 18 (53) (53) Operating profit/(loss) 238 280 Finance expense 8 (161) (94) Foreign exchange gain/(loss) (1) (4) IAS 29 Net monetary loss 11 (8) (7) Profit/(loss) before income tax 68 175 Income tax 19.1 (33) (14) Income/(loss) of the period 35 161 Profit attributable to non‑controlling interest - (5) Income/(loss) of the period attributable to Titan Holdings I B.V 35 156 The notes are an integral part of these consolidated financial statements.

Eviosys 2023 Annual report 05 Consolidated Financial Statement of Comprehensive Income Consolidated Financial Statement of Comprehensive Income in Millions of Eur Note Twelve months ended December 31, 2023 Twelve months ended December 31, 2022 Income of the period 35 161 Other comprehensive income: Items that may subsequently be reclassified to income statement Foreign currency translation adjustments: Arising in the period (6) (12) Effective portion of changes in fair value of cash flow hedges: New fair value adjustments into reserve 15.3 (15) 30 Movement in deferred tax 19.3 - (1) Items that will not be reclassified to income statement Re‑measurement of employee benefit obligations 21 (3) 21 Movement in deferred tax 19.3 - (5) Opening Hyperinflation “catch‑up” adjustment - 2 Total other comprehensive (loss)/income for the period (24) 35 Total comprehensive gain for the period 11 196 Net gain attributable to non‑controlling interests - (5) Translation adjustments attributable to non‑controlling interests - 1 Comprehensive gain attributable to Titan Holdings I B.V 11 192 The notes are an integral part of these consolidated financial statements.

Eviosys 2023 Annual report 06 Consolidated Financial Statement of Financial Position in Millions of Eur Note December 31, 2023 December 31, 2022 Cash & cash equivalents 9 342 257 Trade receivables 205 279 Contract receivables 43 46 Other receivables 37 41 Current tax receivables 20 2 Inventory 20 466 561 Current financial assets 10 2 7 Other current assets 16 9 Total current assets 1,131 1,203 Property, plant and equipment 16 826 828 Right‑of‑use assets 17 27 27 Intangible assets 18 1,364 1,417 Deferred tax asset 19.3 21 29 Other non‑current assets 4 3 Non‑current financial assets 10 14 28 Total non‑current assets 2,256 2,332 Total assets 3,387 3,535 Short‑term debt 13 10 5 Trade payable 14 499 637 Current lease liabilities 17 10 8 Income taxes payable 21 26 Current financial liabilities 15.5 2 4 Other current liabilities 324 345 Total current liabilities 866 1,025 Long‑term debt 13 1,915 1,520 Non‑current lease liabilities 17 18 19 Employee benefits 21 61 57 Deferred tax liability 19.4 214 245 Other non‑current provisions 22 7 6 Non‑current financial liabilities 15.5 6 - Other non‑current liabilities 2 2 Total non‑current liabilities 2,223 1,849 Non‑controlling interest 18 18 Issued capital 4 - - Reserves 280 643 Total equity 298 661 Total liabilities and equity 3,387 3,535 The notes are an integral part of these consolidated financial statements.

Consolidated Financial Statement of Changes In Equity

Consolidated Financial Statement of Changes In Equity

in Millions of Eur	Share capital [1]	Hedging reserves	Foreign currency translation reserve	Pension	Retained earnings	Additional paid in capital	Other	Total shareholder's equity	Non-controlling interest	Total equity
December 31, 2021	-	(6)	(7)	1	(93)	664	-	560	15	575
Income of the period	-	-	-	-	156	-	-	156	5	161
Capital Increase	-	-	-	-	-	4	-	4	-	4
Dividend Distribution	-	-	-	-	-	(125)	-	(125)	-	(125)
Employee equity plan	-	-	-	-	-	-	2	2	-	2
Other comprehensive (loss)/ income for the period	-	29	(12)	16	-	-	-	33	(1)	32
Hyperinflation 2022 adjustment [2]	-	-	-	-	-	-	10	10	-	10
Opening Hyperinflation "catch up" adjustment	-	-	-	-	-	-	2	2	-	2
Dividend paid to NCI	-	-	-	-	-	-	-	-	(1)	(1)
Rounding	-	-	-	-	-	-	1	1	-	1
December 31, 2022	-	23	(19)	17	63	543	16	643	18	661
December 31, 2022		23	(19)	17	63	543	16	643	18	661
Income of the period	-	-	-	-	35	-	-	35	-	35
Dividend distribution	-	-	-	-	-	(388)	-	(388)	-	(388)
Employee equity plan	-	-	-	-	-	-	3	3	-	3
Other comprehensive (loss)/ income for the period	-	(15)	(6)	(3)	-	-	-	(24)		(24)
Hyperinflation adjustment for 2023 [2]	-	-	-	-	-	-	11	11	-	11
Rounding										
December 31, 2023	-	8	(25)	14	98	155	30	280	18	298

(1) Titan Holdings I B.V has 91 euros of share capital in 2023. Please refer to note 4

(2) Impact of the Turkish subsidiary as required by IAS 29

The notes are an integral part of these consolidated financial statements.

Eviosys 2023 Annual report 07

Eviosys 2023 Annual report 08 Consolidated Financial Statement of Cash Flows in Millions of Eur December 31, 2023 December 31, 2022 Profit/(loss) before income tax 68 175 Adjustments for: Amortisation & depreciation 151 182 Finance costs net 161 93 Restructuring & other 19 27 Change in operating assets & liabilities: Decrease/(increase) in trade receivables 72 (32) Decrease/(increase) in contract assets 2 (9) Decrease/(increase) in inventories 90 (212) Decrease/(increase) in other operating assets 5 2 (Decrease)/increase in trade payables (138) 32 (Decrease)/Increase in other operating liabilities (20) 54 Cash generated from operations 410 312 Interest paid (147) (87) Income tax paid (78) (62) Restructuring payments (21) (3) Employee benefits payments/contributions - (1) Transaction costs relating to debt financing (14) 1 Other operating cash flows - (1) Net cash generated from operating activities 150 159 Purchase of property, plant and equipment (82) (72) Other investing cash flows 4 1 Net cash used in investing activities (78) (71) Proceeds from borrowings 406 - Repayment of borrowings (11) (17) Dividend Payment (388) (125) Capital increase/(decrease) - 4 Other financing cash flows - (1) Net cash generated from financing activities 7 (139) Net (decrease)/increase in cash, cash equivalents and restricted cash 79 (51) Cash, cash equivalents and restricted cash at the beginning of the period 263 317 Foreign exchange losses on cash, cash equivalents and restricted cash - (3) Cash, cash equivalents and restricted cash at the end of the period 342 263 The notes are an integral part of these consolidated financial statements.

Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information Eviosys 2023 Annual report 9 1.1 Notable Events Russian operations Eviosys operates two plants in Timashevsk and Novotitarovskaya (co‑located with a major customer). Revenue in Russia was approximately 3% of Group sales in 2023. The €8m of cash held in Russia at year‑end 2023 is restricted with regarding remittance to the Group however the cash can be used by the Russian subsidiaries to finance working capital requirements. Eviosys is continually monitoring the evolving situation in Eastern Europe and is working to ensure continuity of operations, access to cash generated in Russia, and with the support of specialized external counsel, compliance with all applicable sanctions being put in place. Debt issue On March 7, 2023 Eviosys issued a €400m non‑fungible coterminous Term Loan B (“New Term Loan B”) for general corporate purposes including payment of a dividend to its shareholders and related transaction fees and expenses. Climate change Management have considered climate change risks when exercising judgements and estimates during the preparation of the consolidated financial statements and have determined that there are no significant consequences for Eviosys. Notes to the consolidated financial information Note 1 General information Titan Holdings I B.V. (the “Company”), a company with limited liability, was incorporated under the laws of the Netherlands on April 6, 2021. The Company’s registered office is Keizersgracht 555, 1017 DR Amsterdam, The Netherlands, registered under number 82439613. The Company had no activity until the acquisition of the European Tinplate business of Crown Holdings, Inc. on August 31, 2021. The principal place of business of the Company, where the executive management team is based, is located in Zug, Switzerland. Titan Holdings I B.V. and its subsidiaries (together the “Group” or “Eviosys”) are a leading supplier of innovative, value‑added, rigid metal packaging solutions. The Group’s products mainly include metal containers primarily for food markets. The Group operates 43 plants in 17 countries mainly throughout Europe and Africa. One plant in the Netherlands ceased operations during the first half of 2023 in line with the restructuring plan, with the land and buildings sold in Quarter 3, 2023. One of the facilities that supplies Eviosys in the UK is expected to transfer formally to Eviosys’ management in Q2 2024, pursuant to terms of the transaction with Crown. The company is in the process of establishing a new can making facility in Dhakhla, Morocco, that will become operational during 2024. The food can business is seasonal with the first quarter tending to be the slowest period as the autumn packaging period in the Northern Hemisphere has ended and new crops are not yet planted. The industry enters its busiest period in the third quarter when the majority of fruits and vegetables in the Northern Hemisphere are harvested. Due to this seasonality, inventory levels increase in the first half of the year to meet peak demand in the second and third quarters. These non‑statutory consolidated financial statements (referred to as “consolidated financial statements”) reflect the consolidation of the legal entities forming the Group for the twelve months ended December 31, 2023 (the “reporting date”). The significant operating subsidiaries forming the Group are listed in note 26.

Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information Eviosys 2023 Annual report 10 Note 2 Basis of presentation and summary of significant accounting policies 2.1 Basis of preparation The Group’s consolidated financial statements for the twelve months ended December 31, 2023 have been prepared in compliance with IFRS (“International Financial Reporting Standards”) and IFRS IC interpretations (“International Financial Reporting Standards Interpretations Committee”) as issued by the International Accounting Standards Board (IASB) effective as of December 31, 2023. These audited consolidated financial statements were authorised by the Board of Directors on July 31, 2024. 2.2 Summary of significant accounting policies 2.2.1 New and amended standards and interpretations in 2023 On May 23, 2023 the IASB published the amendment to IAS 12 International Tax Reform – Model Pillar Two Rules for immediate application. In December 2022, the Member States of the European Union unanimously agreed to adopt the Directive introducing an overall minimum corporate tax rate of 15%, which will enter into force from 2024, in line with the OECD second pillar model framework. Under the legislation the Group is liable to pay a top‑up tax for the difference between its GloBE effective tax rate per jurisdiction and the 15% minimum tax rate. All entities within the Group have an effective tax rate that exceeds 15%, except for three subsidiaries operating in Ireland, Hungary and Switzerland where the statutory tax rate is below 15%. However, although the effective tax rate is below 15%, the Group might not be exposed to paying Pillar Two income taxes in relation to these jurisdictions. This is due to the impact of specific adjustments envisaged in the Pillar Two legislation which give rise to different effective tax rates compared to those calculated in accordance with IAS 12.86. Due to the complexities in applying the legislation and calculating GloBE income, the quantitative impact of the enacted or substantively enacted legislation is not yet reasonably estimable. The Group is currently engaged with tax specialists to assist in applying the legislation. The Group has applied the exemption to recognising and disclosing information about deferred tax assets and liabilities related to Pillar Two income taxes. Amendments to IAS 12 – deferred tax related to assets and liabilities arising from a single transaction. Deferred tax assets and liabilities related to right of use assets and lease liabilities have been recognized and a disclosure has been added in the tax note. Several amendments and interpretations applied for the first time in 2023, but had no impact on the Consolidated Financial Statements of the Group. • IFRS 17 Insurance Contracts – this standard replaces IFRS 4 and concerns entities that issue insurance contracts • Amendment to IAS 1 and IFRS Practice Statement 2: Disclosure of Accounting Policies • Amendment to IAS 8: Definition of Accounting Estimates 2.2.2 New standards and interpretations not yet mandatorily applicable The following new standards and interpretations have been issued but are not yet effective. The Group plans to adopt these new standards and interpretations on their required effective dates and does not expect any material impact as a result of their adoption. • Amendments to IFRS 16 – Leases on sale and leaseback • Amendment to IAS 1 – Non‑current liabilities with covenants • Amendment to IAS 7 and IFRS 7 – Supplier finance • Amendments to IAS 21 – Lack of exchangeability

Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information Eviosys 2023 Annual report 11 2.2.3 The accounting policies adopted are as follows a. Basis of measurement The consolidated financial statements have been prepared under a historical cost basis, except for derivatives financial instruments, which are accounted for at fair value through Other Comprehensive Income, and all acquired assets and assumed liabilities of a business combination, measured at fair value at the time of the acquisition and since measured at amortized cost. b. Functional and presentation currency The functional currency of the Company and the presentation currency of the Group is Euro. All financial information presented in Euro has been rounded to the nearest million, except where otherwise indicated. Any discrepancies between balances included in the financial statements and those included in the notes to the consolidated financial statements are due exclusively to rounding and do not alter their reliability or substance. c. Foreign currency transactions Transactions denominated in foreign currencies are translated at the closing rates effective at the dates of the transactions. In accordance with IAS 21 “Effects of Changes in Foreign Exchange Rates”, monetary items are translated using the closing rate effective at the reporting date. The corresponding foreign currency translation gains and losses are recognized in the consolidated income statement. d. Translation of foreign operations Foreign operations with a functional currency different from the presentation currency are translated into the presentation currency as follows: • assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet; • income and expenses for each statement of profit or loss and statement of comprehensive income are translated at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses translated at the dates of the transactions); and • all resulting exchange differences are recognised in other comprehensive income. The Turkish entity is an exception due to hyperinflationary accounting under IAS 29, all items are translated at period end rate. e. Use of estimates and judgments The preparation of the consolidated financial statements in conformity with IFRS requires Management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected. Assumptions and estimated uncertainties that could result in a material adjustment within the next financial period are included in the calculation of the following: • intangible assets and goodwill (estimate of future cash flows and determination of the discount rate); and • employee pension obligation (actuarial assumptions). f. Hyperinflation From April 1, 2022, the Turkish economy has been considered hyperinflationary based on the criteria established by International Accounting Standard 29, “Financial Reporting in Hyperinflationary Economies” (“IAS 29”). This designation is determined following an assessment of a series of qualitative and quantitative circumstances, including the presence of a cumulative inflation rate of more than 100% over the previous three years. Financial statements that are prepared in Turkish Lira are restated in terms of the purchasing power at the end of the reporting period based on the Turkish Statistical Institute Consumer Price Index.

Eviosys 2023 Annual report 12 Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information g. Business combinations Business combinations Business combinations are accounted for using the acquisition method as at the acquisition date – i.e. when control is transferred to the Group. The Group measures goodwill at the acquisition date as: • the fair value of the consideration transferred; plus • the recognized amount of any non‑controlling interests in the acquiree; plus • if the business combination is achieved in stages, the fair value of the pre‑existing equity interest in the acquiree; less • the net recognized amount (generally fair value) of the identifiable assets acquired and liabilities assumed. When the excess is negative, a bargain purchase gain is recognized immediately in consolidated statement of income. Transactions costs, other than those associated with the issue of debt or equity securities, incurred by the Group in connection with a business combination are expensed as incurred. Any contingent consideration payable is measured at fair value at the acquisition date. If the contingent consideration is classified as equity, then it is not re‑measured and settlement is accounted for within equity. Otherwise, subsequent changes in the fair value of the contingent consideration are recognized in the consolidated statement of income. If the initial accounting for a business combination is provisional at the end of the reporting period in which the combination occurs, the Group reports provisional amounts for the items for which the accounting is provisional. Those provisional amounts are adjusted during the measurement period (12 months) or additional assets or liabilities are recognized, to reflect new information obtained during the measurement period about facts and circumstances that existed as of the acquisition date that, if known, would have affected the amounts recognized as of that date. Non‑controlling interests For each business combination, the Group elects to measure any non‑controlling interests in the acquiree either: • at fair value; or • at the proportionate share of the acquiree’s identifiable net assets, which are generally at fair value. The Group has elected to measure non‑controlling interests at the proportionate share of the net assets acquired during the period. The following treatment is applied on consolidation: • in the consolidated statement of financial position, non‑controlling interests in the net assets of subsidiaries are identified and reported separately in the caption “Non‑controlling interests”; and • the portion of the profit or loss of the fully consolidated subsidiaries attributable to non‑controlling interests is presented in the consolidated statement of income and in the consolidated statement of comprehensive income in the caption “Profit/loss attributable to non‑controlling interests”. h. Basis of consolidation Subsidiaries Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and can affect those returns through its power over the entity. Consolidation of a subsidiary takes place from the date of acquisition, which is the date on which control of the net assets and operations of the acquiree are effectively transferred to the acquirer. From the date of acquisition, the parent (the acquirer) incorporates into the consolidated statement of income, the financial performance of the acquiree and recognizes in the consolidated statement of financial position, the acquired assets and assumed liabilities (generally at fair value), including any goodwill arising on the acquisition. The following treatment is applied on consolidation: • the carrying amount of the parent’s investment in each subsidiary and the parent’s portion of the equity of each subsidiary are eliminated; • intra‑group balances and transactions and unrealized gains and losses on transactions between the Group companies are eliminated in full; and

Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information Eviosys 2023 Annual report 13 • changes in the Group’s interests in a subsidiary that do not result in a loss of control are accounted for as transactions with owners in their capacity as owners and therefore no goodwill is recognized as a result. Consolidated financial statements are prepared on the basis of Group accounting policies thereby applying uniform accounting policies to similar transactions and other events in similar circumstances. Loss of control Subsidiaries are de‑consolidated from the date on which control ceases. On the loss of control, the Group derecognizes the assets and liabilities of the subsidiary. Any surplus or deficit arising from the loss of control is recognized in consolidated statement of income. If the Group retains any interest in the previous subsidiary, then such interest is measured at fair value at the date that control is lost. Subsequently, it is accounted for as an equity‑accounted investee or as a financial asset depending on the level of influence retained. Investment in associates An associate is an entity in which the investor has significant influence, but which is neither a subsidiary nor a joint venture (see next subsection). Significant influence is the power to participate in the financial and operating policy decisions of the investee when the investor does not have control or joint control. It is presumed to exist when the investor holds between 20% and 50% of the investee’s voting power. This presumption may be rebutted if there is clear evidence to the contrary. The Group does not have any investment in associates over which the Group exercises significant influence. Joint ventures and joint operations The Group does not have any joint arrangement over which the Group exercises joint control (i.e. neither joint ventures nor joint operations). i. Cash, Cash Equivalents and Restricted Cash Cash equivalents represent investments with maturities of three months or less from the time of purchase and are carried at cost, which approximates fair value because of the short maturity of those instruments. The company generally classifies any cash that is legally restricted as to withdrawal or usage as restricted cash. j. Accounts Receivable and Allowance for Credit Losses Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The measurement of expected credit losses is based on past events, historical experience, current conditions and forecasts that affect the collectability of accounts receivable. k. Income Tax The income tax expense or credit for the period is the tax payable on the current period’s taxable income, based on the applicable income tax rate for each jurisdiction, adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and to unused tax losses. The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the end of the reporting period in the countries where the company and its subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and considers whether it is probable that a taxation authority will accept an uncertain tax treatment. The Group measures its tax balances either based on the most likely amount or the expected value, depending on which method provides a better prediction of the resolution of the uncertainty. Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognised if they arise from the initial recognition of goodwill. Deferred income tax is accounted if it arises from initial recognition of an asset or liability in a transaction other than a business combination that, at the time of the transaction, affects neither accounting nor taxable profit or loss and does not give rise to equal taxable and deductible temporary differences. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the end of the reporting period and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.

Eviosys 2023 Annual report 14 Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information l. Intangible assets Goodwill Goodwill on acquisitions of subsidiaries is included in intangible assets. Goodwill is not amortised but is tested for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired and is carried at cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold. The Group is composed of one reporting segment and management have allocated goodwill to only one cash‑generating unit. Trademarks, licences and customer contracts Separately acquired trademarks and licences are shown at historical cost. Trademarks, licences and customer contracts acquired in a business combination are recognised at fair value at the acquisition date. They have a finite useful life and are subsequently carried at cost less accumulated amortisation and impairment losses. Research and development Research expenditure is recognised as an expense as incurred. Development costs are only recognised as assets on the balance sheet if all the recognition criteria set out by IAS 38 – Intangible Assets are met. Development costs previously recognised as an expense are not recognised as an asset in a subsequent period. Amortization methods and useful lives Following the revaluation of the intangible assets, the Group amortises intangible assets with a limited useful life, using the straight‑line method over the following periods: • Backlog • Product Trademarks • Product Technology • Process Knowhow • Customer Relationships • Software 4 years 15 years 10 years 15 years 20 years 10 years m. Borrowings Borrowings are initially recognised at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortised cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognised in profit or loss over the period of the borrowings using the effective interest method. Fees paid on the establishment of loan facilities are recognised as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw‑down occurs. To the extent there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalised as a prepayment for liquidity services and amortised over the period of the facility to which it relates. Borrowings are removed from the balance sheet when the obligation specified in the contract is discharged, cancelled or expired. The difference between the carrying amount of a financial liability that has been extinguished or transferred to another party and the consideration paid, including any non‑cash assets transferred or liabilities assumed, is recognised in profit or loss as other income or finance cost. Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the reporting period. n. Borrowing costs General and specific borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset are capitalised during the period of time that is required to complete and prepare the asset for its intended use or sale. Qualifying assets are assets that necessarily take a substantial period of time to get ready for their intended use or sale. Investment income earned on the temporary investment of specific borrowings, pending their expenditure on qualifying assets, is deducted from the borrowing costs eligible for capitalisation. Other borrowing costs are expensed in the period in which they are incurred.

Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information Eviosys 2023 Annual report 15 o. Financial instruments All outstanding derivative financial instruments are recognised in the balance sheet at fair value. The impact on earnings from recognising the fair values of these instruments depends on their intended use, their hedge designation and their effectiveness in offsetting changes in the fair value of the exposures they are hedging. Changes in the fair values of instruments designated to reduce or eliminate adverse fluctuations in the fair values of recognised assets and liabilities are reported currently in earnings along with changes in the fair values of the hedged items. Changes in the effective portions of the fair values of instruments used to reduce or eliminate adverse fluctuations in cash flows of anticipated or forecasted transactions are reported in equity as a component of accumulated other comprehensive income. Amounts in accumulated other comprehensive income are reclassified to earnings when the related hedged items impact earnings or the anticipated transactions are no longer probable. Changes in the fair values of derivative instruments that are not designated as hedges or do not qualify for hedge accounting treatment are reported currently in earnings. Amounts reported in earnings are classified consistent with the item being hedged. The effectiveness of derivative instruments in reducing risks associated with the hedged exposures is assessed at inception and on an ongoing basis. Time value, a component of an instruments fair value, is excluded in assessing effectiveness for fair value hedges, except hedges of firm commitments, and included for cash flow hedges. Hedge accounting is discontinued prospectively when (i) the instrument is no longer effective in offsetting changes in fair value or cash flows of the underlying hedged item, (ii) the instrument expires, is sold, terminated or exercised, or (iii) designating the instrument as a hedge is no longer appropriate. The company formally documents all relationships between its hedging instruments in hedged items at inception, including its risk management objective and strategy for establishing various hedge relationships. Cash flows from hedging instruments are classified in the Consolidated Statements of Cash Flows consistent with the items being hedged. p. Property, plant and equipment Owned assets Items of property, plant and equipment are stated at cost less accumulated depreciation and impairment losses, except for land which is shown at cost less impairment. Spare parts are capitalised on first instance upon machine purchase, subsequent items are included as consumables within inventory and expensed when utilized. Subsequent costs The Group recognizes in the carrying amount of an item of property, plant and equipment, the cost of replacing the component of such an item when that cost is incurred, if it is probable that the future economic benefits embodied with the item will flow to the Group and the cost of the item can be measured reliably. When a component is replaced, the old component is derecognized in the period. All other costs are recognized in the consolidated income statement as an expense as incurred. When a major overhaul is performed, its cost is recognized in the carrying amount of the plant and equipment as a replacement if the recognition criteria above are met. Depreciation Depreciation is charged to the consolidated income statement on a straight‑line basis over the estimated useful lives of each part of an item of property, plant and equipment. Land is not depreciated. The estimated useful lives are as follows: • Land improvements • Buildings • Machinery & equipment 25 years 25‑40 years 3‑18 years

Eviosys 2023 Annual report 16 Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information q. Leased assets The Group assesses whether a contract is, or contains a lease at inception of the contract. A lease conveys the right to direct the use and obtain substantially all the economic benefits of an identified asset for a period of time in exchange for consideration. A right of use asset and corresponding lease liability are recognised at commencement of the lease. The lease liability is measured at the present value of the lease payments, discounted at the rate implicit in the lease, or if that cannot be readily determined, at the lessee’s incremental borrowing rate specific to the term, country, currency and start date of the lease. Lease payments include: fixed payments; variable lease payments dependent on an index or rate, initially measured using the index or rate at commencement; the exercise price under a purchase option if the Group is reasonably certain to exercise; penalties for early termination if the lease term reflects the Group exercising a break option; and payments in an optional renewal period if the Group is reasonably certain to exercise an extension option or not exercise a break option. The lease liability is subsequently measured at amortised cost using the effective interest method. It is remeasured, with a corresponding adjustment to the right of use asset, when there is a change in future lease payments resulting from a rent review, change in an index or rate such as inflation, or change in the Group’s assessment of whether it is reasonably certain to exercise a purchase, extension or break option. The right of use asset is initially measured at cost, comprising: the initial lease liability; any lease payments already made less any lease incentives received; initial direct costs; and any dilapidation or restoration costs. The right of use asset is subsequently depreciated on a straight‑line basis over the shorter of the lease term or the useful life of the underlying asset. The right of use asset is tested for impairment if there are any indicators of impairment. Leases of low values assets and short‑term leases of 12 months or less are expensed to the income statement, as are variable payments dependent on performance or usage, "out of contract" payments and non‑lease service components of certain asset classes. r. Inventories Inventories are measured at the lower of cost and net realizable value at the balance sheet date with cost principally determined under the first‑in, first‑out (FIFO) method. The cost of inventories comprises all costs incurred in bringing inventories to their present location and condition, including indirect production costs. Administrative overheads that do not contribute to bringing inventories to their present location and condition, selling costs, and abnormal amounts of wasted materials are not included in the cost of inventories. The standard cost method is used. The standard cost of an item of inventory at year‑end is adjusted to actual cost. The allocation of fixed production overheads to the production cost of inventories is based on the normal capacity of the production facilities. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale (e.g. sales commissions). The Group books a write‑down when the net realizable value at the balance sheet date is lower than the cost. s. Employee benefits Defined benefit plans Post‑employment defined benefit plans take the form of benefits to be paid to employees on or after retirement. These plans are predominantly unfunded. The Group’s obligation in respect of defined benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in the current and prior periods, which is then discounted. The obligations arising from these defined benefit plans are based on the defined benefit amount that an employee will receive when retiring, depending generally on one or more factors such as age, years of service and salary. The costs related to these plans are assessed per retirement plan using the projected unit credit method according to the requirements of IAS 19. This method considers that each service period gives rise to an additional benefit entitlement unit. According to this method, the plans’ cost is recognized as an expense in the consolidated statement of income so as to spread this cost throughout the employee’s career, and is based on the recommendations of actuaries who carry out complete assessments on these retirement plans each year. The amounts recognized in the consolidated statement of income include the current service cost, the past service costs, impacts of any plan curtailment or settlement and net interest on the defined benefit liability.

Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information Eviosys 2023 Annual report 17 t. Provisions In the ordinary course of business, the Group may be involved in several administrative, judicial and arbitration proceedings. A provision is recognized only when: • The Group has a present obligation to transfer economic benefits as a result of past events • it is probable (more likely than not) that such a transfer will be required to settle the obligation; and • a reliable estimate of the amount of the obligation can be made. u. Revenue The majority of the Company’s revenues are derived from multi‑year requirement contracts with leading manufacturers and marketers of packaged consumer products for can sets, comprising a can and an end. As requirement contracts do not typically include fixed volumes, customers often purchase products pursuant to purchase orders or other communications of a short‑term nature. The can and the end are considered separate performance obligations because they are distinct and separately identifiable. The company manufactures certain products that have no alternative use to the Company once they are printed or manufactured to customer specifications. If the company has enforceable right to payment for customer products at all times in the manufacturing process, revenue is recognized over time. The cost‑to‑cost input method is used as the products involve an intermediary step that results in customized work in progress inventory. For products that follow a “point in time model”, revenue is generally recognized when the control of the goods transfer (i.e. title and risk of loss transfer). Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring goods. Stand‑alone selling prices for each performance obligation are generally stated in the contract. When the company offers variable consideration in the form of volume rebates to customers, it estimates the most likely amount of revenue to which it is expected to be entitled and includes the estimate in the transaction price, limited to the amount which is probable will not result in reversal of cumulative revenue recognized when the variable consideration is resolved. When the Company offers customers options to purchase additional product at discounted prices, judgement is required to determine if the discounted prices represent material rights. If so, the transaction price allocated to the discount is based on its relative standalone price and is recognised upon purchase of the additional product. Customer payment terms are typically less than one year and as such the company has applied the practical expedient to exclude consideration of significant financing components from the determination of transaction price. Taxes collected from customers and remitted to governmental authorities are excluded from net sales. Shipping and handling fees from product sales are reported as cost of product sold and are accrued when the company recognises revenue overtime before the shipping and handling activities occur. Costs to obtain a contract are generally immaterial but the company has elected the practical expedient to expense these costs as incurred if the duration of the contract is one year or less. Unbilled receivables are recorded for revenue recognised overtime when the company has determined that control has passed to the customer but the customer has not yet been invoiced because the company does not have the present right to payment. The company generally has a present right to payment when title of product transfers. Unbilled receivables are included in receivables in the consolidated balance sheet with a corresponding decrease to inventory. v. Finance income and finance costs Finance costs comprise interest expense on borrowings and financial leases, bank commissions and loss on derivatives. Borrowing costs that are not directly attributable to the acquisition, construction or production of a qualifying asset are recognized in profit or loss using the effective interest method. Foreign currency gains or losses are reported on a net basis as either finance income or finance costs.

Eviosys 2023 Annual report 18 Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information Note 3 Segment information The CEO has been identified as the Chief Operating Decision Maker (CODM) and examines the Group's performance at the consolidated level. The key measure used by the CEO to assess performance is Adjusted EBITDA, a Non‑GAAP measure, generally defined by the company as income from operations adjusted to exclude interest, tax, depreciation, amortisation, asset impairment and disposal, asset sales, restructuring, net monetary losses on hyperinflation, management fees and other non‑recurring transactions. in Millions of Eur Twelve months ended December 31, 2023 Twelve months ended December 31, 2022 Income/(Loss) of the period attributable to Titan Holdings I B.V. 35 156 Tax expense 33 14 Interest 159 93 Depreciation & amortisation 151 182 EBITDA 378 445 Restructuring/Asset Impairments & Disposals 11 19 IAS 29 Net Monetary Loss 8 7 KPS Management Fees 4 4 Other 5 4 Adjusted EBITDA 406 479 Note 4 Issued capital Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares are recognized as a deduction from equity, net of any tax effects. On April 6, 2021 Titan Holdings I B.V. have issued the authorized capital amounts to USD 100, divided into 10,000 shares with par value USD 0.01. The issued share capital has been translated to EUR. in Eur Twelve months ended December 31, 2023 Twelve months ended December 31, 2022 Issued share capital 91 94 Closing balance 91 94

Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information

Note 5 Revenue & other non-current assets by geographic area

The Group derives revenue from the transfer of goods over time and at a point in time. The non-current assets and the revenue by geographic area are presented as follows:

in Millions of Eur	Twelve months ended December 31, 2023		Twelve months ended December 31, 2022	
	Net sales by customer country:	*Other non current assets (PPE and ROU)*	*Net sales by customer country:*	*Other non current assets (PPE and ROU)*
France	369	148	397	151
Spain	307	192	331	114
Italy	298	111	338	194
United Kingdom	267	117	305	111
Germany	169	44	193	42
Other	998	241	1,111	243
Net sales	**2 408**	**853**	**2 675**	**855**

No other countries have revenue, PPE or ROU assets in excess of the countries listed above.

No customer represents more than 10% of the revenue.

Revenue for the twelve months ended December 31, 2023 is made up of €1,449m non-printed products recognised at a point in time and €959m printed products recognised over time (€1,559m and €1,116m respectively in 2022).

As at December 31, 2023 contract receivables are €43.3m (2022 was €45.4m). There are no material contract liabilities.

Note 6 Selling, general and administration expenses

in Millions of Eur	Twelve months ended December 31, 2023	Twelve months ended December 31, 2022
Personnel costs	66	68
Professional fees	11	11
Depreciation and ROU asset amortization	3	3
KPS management fees	4	4
Other SG&A	28	21
Total SG&A	**112**	**107**

Eviosys 2023 Annual report 19

Eviosys 2023 Annual report 20 Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information Note 7 Other income/expenses in Millions of Eur Twelve months ended December 31, 2023 Twelve months ended December 31, 2022 Aerosols restructuring 2 14 Closures Germany restructuring 3 3 Russian restructuring and impairment - 2 Other restructuring 6 2 Other 3 1 Total other (income)/expenses 14 22 Note 8 Finance expense in Millions of Eur Twelve months ended December 31, 2023 Twelve months ended December 31, 2022 Interest expense on debt 125 72 Interest expense on factoring and securitization 28 15 Amortization of debt issue cost 7 5 Interest expense on leases 1 1 Pension and related non services costs/income 2 1 Finance expense 163 94 Interest Income (2) - Interest Income (2) - Net finance expense 161 94 Interest expense mainly comprises the interest due on the Term loan and Senior bonds. Note 9 Cash, cash equivalent and restricted cash in Millions of Eur December 31, 2023 December 31, 2022 Cash 342 257 Restricted cash - 6 Cash, cash equivalents and restricted cash 342 263 Restricted cash in 2022 primarily represent amounts required to be segregated by certain of the Company’s receivables securitization agreements. In 2023, the securitisation deposit (€3.75m) was released and replaced with a letter of credit.

Consolidated Financial Statements for the Year Ended December 31, 2023 **Notes to the consolidated financial information**

Note 10 Financial assets

in Millions of Eur	December 31, 2023	December 31, 2022
Restricted Cash – current	-	2
Fair value of derivative assets	2	6
Rounding	-	(1)
Total current financial assets	**2**	**7**
Fair value of derivative assets	14	24
Restricted Cash – non-current	-	4
Total non-current financial assets	**14**	**28**
Total Financial assets	**16**	**35**

Note 11 Hyperinflation

The Eviosys subsidiary in Turkey, Eviosys Packaging Türkiye Sanayi Ve Ticaret Limited Sirketi, has Turkish lira as its functional currency. The consumer price index of the Turkish Statistical Institute (TURKSTAT) was 1,859.49 at December 31, 2023 and 1,128.45 at December 31, 2022.

The calculated net monetary loss in 2023 is €8m and is recognised in the Statement of Profit or Loss.

Note 12 Trade Receivables

12.1 Classification as trade receivables

Trade receivables are amounts due from customers for goods sold in the ordinary course of business. They are generally due for settlement between 30 and 90 days (depending on local practice) and are therefore all classified as current. The Group holds the trade receivables with the objective of collecting the contractual cash flows and therefore measures them subsequently at amortised cost using the effective interest method. The allowance for credit losses is €10m following the write-off of €8m of fully provisioned aged balances during the third quarter. The carrying amounts of trade receivables are considered to be the same as their fair values due to their short-term nature. Details about the Group's payment policies and the calculation of the loss allowance are provided in note 23.

12.2 Transferred receivables with recourse

The carrying amount of the trade receivables includes €17m (€11m in 2022) of receivables which are subject to a factoring arrangementwith recourse. Under this arrangement, Eviosys has transferred the relevant receivables to the factor in exchange for cash and is prevented from selling or pledging the receivables. However, Eviosys has retained late payment and credit risk. The Group therefore continues to recognise the transferred assets in their entirety in its balance sheet. The amount repayable under the factoring agreement is presented within short-term debt (€17m in 2023, €11m in 2022). The Group considers that the held to collect business model remains appropriate for these receivables and hence continues measuring them at amortised cost.

12.3 Transferred receivables without recourse

The company also uses receivables securitization and factoring facilities in the normal course of business as part of managing its cash flows. The company primarily accounts for transfers under these facilities as sales because it has met the criteria for the risk of the receivables to be considered transferred.

The company's continuing involvement in the transfers is limited to servicing the receivables. The company receives adequate compensation for servicing the receivables and no asset or liability is recorded.

As at December 31, 2023 the company derecognised receivables of €136m securitised and €317m factored related to the facilities. Year to date December 31, 2023 the company recorded expenses related to the facilities of €28m as interest expense. (As at December 31, 2022 the company derecognised receivables of €148m securitised and €345m factored related to the facilities. Year to date December 31, 2022 the company recorded expenses related to the facilities of €15m as interest expense.)

Eviosys 2023 Annual report 21

Consolidated Financial Statements for the Year Ended December 31, 2023 **Notes to the consolidated financial information**

Note 13 Borrowings

The Company's outstanding net borrowings is as follows:

in Millions of Eur	December 31, 2023	December 31, 2022
Other short term debt	17	11
Debt issuance costs (short term portion)	(7)	(5)
Short term debt	**10**	**5**
Current lease liabilities	10	8
Short term position	**20**	**13**
Bond	375	375
Term loan	1,575	1,175
Debt issuance costs (long term portion)	(35)	(30)
Long term debt	**1,915**	**1,520**
Non-current lease liabilities	18	19
Long term position	**1,933**	**1,593**
Cash & cash equivalents	(342)	(257)
Restricted cash	-	(6)
Total cash, cash equivalent & restricted cash	**(342)**	**(263)**
Net borrowings position	**1,611**	**1,290**

The net borrowings position is reconciled to the cash flow as follows:

in Millions of Eur	December 31, 2022	Cash	Payments	Additional borrowings	Non-cash	December 31, 2023
Cash and cash equivalents	(257)	(85)	-	-	-	(342)
Restricted cash	(6)	6	-	-	-	(0)
Other short term debt	11	-	-	6	-	17
Bond & Term loan	1,550	-	-	400	-	1,950
Lease liability	27	-	(11)	-	12	28
Debt issuance cost *	(35)	-	(14)	-	7	(42)
Net borrowings position	**1,290**	**(79)**	**(25)**	**406**	**19**	**1,611**

* Classified as operating cash flow in the Consolidated Financial Statement of Cash Flows

Borrowings are further analysed as follows:

in Millions of Eur	Currency	Maximum amount drawable (m€)	Final maturity date	Facility type	Amount drawn	Undrawn amount/ liquidity
Term loan - facility B	EUR	1,175	08/2028	Term Loan	1,155	-
Term loan - facility B2	EUR	400	08/2028	Term Loan	389	-
Senior notes	EUR	375	07/2029	Bonds	364	-
Revolving Credit Facility	EUR	275	02/2028	Revolving	-	275
Other short-term debt					17	
Total borrowings/undrawn facilities		**2,225**			**1,925**	**275**

Eviosys 2023 Annual report 22

Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information

13.1 Long term borrowings

The fair value of the Group's borrowings excluding lease obligations at December 31, 2023 is estimated, based on level 1 quoted market prices, at €1,902m.

	December 31, 2023		December 31, 2022	
in Millions of Eur	At amortised cost	At fair value	At amortised cost	At fair value
Term loan – facility B	1,155	1,160	1,170	1,101
Term loan – facility B2	389	402	-	-
Senior notes	364	323	373	300
Other short term debt	17	17	11	11
Total borrowings	**1,925**	**1,902**	**1,554**	**1,412**

13.1.1 Term Loan and Revolving Credit Facility

On August 31, 2021, Kouti B.V. incurred €1,175m of senior secured term loans to finance, in part, the acquisition of the Tinplate business pursuant to a Senior Facilities Agreement, dated as of July 15, 2021 (the "Senior Facilities Agreement"), by and among Titan Holdings II B.V., Kouti B.V., the lenders and other parties from time to time party thereto, Barclays Bank PLC, as agent, and Deutsche Bank AG, London Branch, as security agent. Under the Senior Facilities Agreement, Kouti B.V. and certain subsidiaries may also borrow senior secured revolving loans up to €275m from time to time. The facilities have the following key terms:

- A Term Loan (Facility B Commitments) of €1,175m with a maturity date of August 31, 2028. This tranche incurs interest at the applicable 1, 2, 3 or 6 months EURIBOR rate plus a margin that is subject to a leverage-based grid and a sustainability-based ratchet (commencing with delivery of the Company's non-financial annual report due within 120 days after the end of each fiscal year).

Consolidated Senior Secured Debt Ratio	Facility B Margin (p.a.)
Greater than 3.80:1	3.75%
Equal to or less than 3.8:1 but greater than 3.30:1	3.50%
Equal to or less than 3.30:1	3.25%

Sustainability-Base Grid	Facility B Margin (p.a.)
Compliance with sustainability KPIs	0.075% Rate Discount
Non-Complaince with Sustainability KPIs	0.075% Rate Premium

Kouti B.V. entered into interest rate swap contracts on March 17, 2022 to fix the EURIBOR component of the interest rate of €450m of the Term Loan at 0.7655% until February 28, 2025.

- On March 7, 2023 an additional Facility B tranche of €400m with a maturity date of August 31, 2028, was established under the existing Senior Facilities Agreement (Facility B2). Each of Kouti B.V., Eviosys Packaging France S.A.S, Eviosys Embalajes España, S.A.U. and Eviosys Packaging UK Limited became the borrowers of Facility B2. This tranche incurs interest at the applicable 1, 2, 3 or 6 months EURIBOR rate plus a margin that is subject to a leverage-based grid and a sustainability-based ratchet (in each case commencing after two full fiscal quarters after the closing date of Facility B2).

Consolidated Senior Secured Debt Ratio	Facility B2 Margin (p.a.)
Greater than 2.20:1	4.75%
Equal to or less than 2.20:1 but greater than 1.70:1	4.50%
Equal to or less than 1.70:1	4.25%

Sustainability-Based Grid	Facility B2 Margin (p.a.)
Compliance with sustainability KPIs	0.075% Rate Discount
Non-Compliance with Sustainability KPIs	0.075% Rate Premium

Eviosys 2023 Annual report 23

Consolidated Financial Statements for the Year Ended December 31, 2023
Notes to the consolidated financial information

Kouti B.V. entered into interest rate swap contracts on March 9, 2023 to fix the EURIBOR component of the interest rate of €300m of the Term Loan B2 at 3.6076% until February 28, 2026.

- A Revolving Credit Facility of €275m with a maturity date of February 29, 2028. When drawn, this Revolving Credit Facility incurs interest at the applicable 1, 2, 3 or 6 months EURIBOR rates plus a margin that is subject to a leverage-based grid.

Consolidated Senior Secured Debt Ratio	Revolving Facility Margin (p.a.)
Greater than 3.80:1	3.75%
Equal to or less than 3.8:1 but greater than 3.30:1	3.50%
Equal to or less than 3.30:1 but greater than 2.80:1	3.25%
Equal to or less than 2.8:1 but greater than 2.30:1	3.00%
Equal to or less than 2.3:1	2.75%

This Revolving Credit Facility was not drawn as of December 31, 2023. The amount available for direct drawing under the Revolving Credit Facility as of the end of such period was €266m as €9m is blocked as guarantee to an overdraft facility that reduces the revolving commitment on a euro-for-euro basis. The commitment fee applied to the available amount of the Revolving Credit Facility is 30% of the applicable margin.

13.1.2 Senior Notes

On July 15, 2021, Titan Holdings II B.V issued €375m of 5.125% Senior Notes due in July 2029. The Notes have been offered in connection with the acquisition of, directly or indirectly, the Tinplate business.

13.1.3 Short-term loans

Short-term loans relate to receivables factored with recourse. Refer to note 12.

13.1.4 Debt Issuance Costs

Incremental debt issuance costs amounting to €13.9m related to the new Term Loan B were recorded giving a total of €56m, of which €14m has already been amortized, leaving €42m recorded against debt.

13.2 Covenants

Eviosys has complied with the financial covenants of its borrowing facilities during the 2022 and 2023 reporting periods.

The Senior Facilities Agreement contains a springing financial covenant for the benefit of the revolving lenders that, if tested, requires the Group to maintain a minimum consolidated senior secured debt ratio of 8.10x.

The financial covenant is tested, if required, on the last day of every financial quarter in which the "Test Condition" is satisfied (commencing on the last day of the third full fiscal quarter to have elapsed after the acquisition closing date). The Test Condition is satisfied if the Revolving Credit Facility usage exceeds 40% of the revolving commitment (excluding letters of credit and ancillary facilities issued thereunder).

The test condition was not satisfied at the end of the quarter and therefore the financial covenant was not required to be tested.

Note 14 Trade payables

in Millions of Eur	December 31, 2023	December 31, 2022
Trade payables excluding supplier financing	475	615
Payables under supplier financing arrangements	24	22
Trade payables	**499**	**637**

Trade payables are unsecured and are usually payable within 30 to 90 days of recognition depending on local practice. The carrying amounts of trade and other payables are considered to be the same as their fair values due to their short-term nature

The Group has agreed to support strategic tinplate suppliers with their cash flows by entering into supplier financing arrangements. Under the arrangement, a bank acquires the rights to selected trade receivables from the supplier. Following this acquisition, the Group will no longer be able to make earlier direct payments to the supplier and will not be able to offset any of the acquired payables against credit notes received from the supplier. However, the Group has determined that the terms of the trade payable are otherwise substantially unchanged and that it is therefore appropriate to continue presenting the relevant amounts within trade and other payables in the balance sheet.

Eviosys 2023 Annual report 24

Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information Eviosys 2023 Annual report 25 Note 15 Derivative and other financial instruments 15.1 Fair value measurements Under IFRS, a framework exists for measuring fair value providing a three‑tier hierarchy of pricing inputs used to report assets and liabilities that are adjusted to fair value. Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the entity can access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset and liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. The Company utilises market data or assumptions that market participants would use in pricing the asset or liability. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of assets and liabilities measured at fair value and their placement within the fair value hierarchy. The Company applies a market approach to value its commodity price hedge contracts. Prices from observable markets are used to develop the fair value of these financial instruments and they are reported under Level 2. The Company uses an income approach to value its foreign exchange forward contracts. These contracts are valued using a discounted cash flow model that calculates the present value of future cash flows under the terms of the contracts using market information as of the reporting date, such as foreign exchange spot and forward rates, and are reported under Level 2 of the fair value hierarchy. Fair value disclosures for financial assets and liabilities that were accounted for at fair value on a recurring basis are provided later in this note. In addition, see note 13 for fair value disclosures related to debt. 15.2 Derivative Financial Instruments In the normal course of business, the Company is subject to risk from adverse fluctuations in currency exchange rates, interest rates and commodity prices. The Company manages these risks through a program that includes the use of derivative financial instruments, primarily forwards. Counterparties to these contracts are major financial institutions. The Company is exposed to credit loss in the event of non‑performance by these counterparties. The Company does not use derivative instruments for trading or speculative purposes. The Company’s objective in managing exposure to market risk is to limit the impact on earnings and cash flow. The extent to which the Company uses such instruments is dependent upon its access to these contracts in the financial markets and its success using other methods, such as netting exposures in the same currencies to mitigate foreign exchange risk and using sales agreements that permit the pass‑through of commodity price and foreign exchange rate risk to customers. For derivative financial instruments accounted for in hedging relationships, the Company formally designates and documents, at inception, the financial instrument as a hedge of a specific underlying exposure, the risk management objective and the manner in which effectiveness will be assessed. The Company formally assesses, both at inception and at least quarterly thereafter, whether the hedging relationships are effective in offsetting changes in fair value or cash flows of the related underlying exposures. When a hedge no longer qualifies for hedge accounting, the change in fair value from the date of the last effectiveness test is recognized in earnings. Any gain or loss which has accumulated in other comprehensive income at the date of the last effectiveness test is reclassified into earnings at the same time as the underlying exposure. 15.3 Cash Flow Hedges The Company designates certain derivative financial instruments as cash flow hedges. No components of the hedging instruments are excluded from the assessment of hedge effectiveness. Changes in fair value of outstanding derivatives accounted for as cash flow hedges are recorded in accumulated other comprehensive income until earnings are impacted by the hedged transaction. Classification of the gain or loss in the Consolidated Statement of Profit or Loss upon release from accumulated other comprehensive income is the same as that of the underlying exposure. Foreign exchange and commodity contracts outstanding at December 31, 2023 mature between one and thirteen months. The interest rate swap contracts outstanding at December 31, 2023 mature in either February 2025 or 2026.

Eviosys 2023 Annual report 26 Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information When the Company discontinues hedge accounting because it is no longer probable that an anticipated transaction will occur in the originally specified period, changes to fair value accumulated in other comprehensive income are recognized immediately in earnings. The Company uses commodity forwards to hedge anticipated purchases of various commodities, including aluminium, iron ore and coking coal. The Company also designates certain foreign exchange contracts as cash flow hedges of anticipated foreign currency denominated sales or purchases. The Company manages these risks at the operating unit level. Often, foreign currency risk is hedged together with the related commodity price risk. The Company uses Interest Rate Swaps (“IRS”) to fix the floating interest rate on its long term debt. The Company manages these risks at the Group Treasury level. The IRS are aligned with the maturities of the long term debt and hedged through financial institutions. Currently, a portion of the long term debt is hedged through IRS in order to provide the Company the targeted level of fixed debt. The following tables set forth financial information about the impact on Accumulated Other Comprehensive Income (“AOCI”) and earnings from changes in fair value related to derivative instruments designated as cash flow hedges. in Millions of Eur Amount of gain/(loss) recognized in AOCI Derivatives designated as cash flow hedges December 31, 2023 December 31, 2022 Foreign exchange (1) 3 Commodities 1 3 Interest rate swap (15) 24 Total (15) 30 No significant amounts were reclassified to the income statement during the year ended December 31, 2023 in connection with anticipated transactions that were no longer considered probable. 15.4 Fair Value Hedges and Contracts Not Designated as Hedges The Company designates certain derivative financial instruments as fair value hedges of recognized foreign‑denominated assets and liabilities, generally trade accounts receivable and payable and unrecognized firm commitments. The notional values and maturity dates of the derivative instruments coincide with those of the hedged items. Changes in fair value of the derivative financial instruments, excluding time value, are offset by changes in fair value of the related hedged items. 15.5 Fair Values of Derivative Financial Instruments The following table sets forth the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis. in Millions of Eur Assets Liabilities Derivatives designated as hedging instruments Foreign exchange current contracts cash flow 5 (2) Commodities current contracts cash flow 1 (2) Interest rate swap 24 - December 31, 2022 30 (4) Foreign exchange current contracts cash flow 2 (2) Commodities current contracts cash flow - - Interest rate swap 14 (6) December 31, 2023 16 (8)

Consolidated Financial Statements for the Year Ended December 31, 2023 **Notes to the consolidated financial information**

Note 16 PPE

	December 31, 2023			December 31, 2022		
in Millions of Eur	Gross amount	Accumulated Depreciation	Net book value	Gross amount	Accumulated Depreciation	Net book value
Land & Land Improvements	151	-	151	151	-	151
Buildings	323	(44)	279	318	(25)	293
Machinery & Equipment	468	(189)	279	437	(132)	305
Other Depreciable Assets	21	(9)	12	21	(7)	14
Capital Projects in Progress	105	-	105	65	-	65
Total	**1,068**	**(242)**	**826**	**992**	**(164)**	**828**

in Millions of Eur	Land & Land Improvements	Buildings	Machinery & Equipment	Other Depreciable Assets	Capital Projects in Progress	Total
Net book value at December 31, 2021	**150**	**304**	**367**	**22**	**40**	**883**
Additions	-	5	41	2	31	79
Disposals	-	-	(1)	-	(5)	(6)
Depreciation	-	(19)	(96)	(4)	-	(119)
Reclassification & other [(1)]	3	7	(3)	(6)	(1)	-
Foreign exchange	(2)	(4)	(3)	-	-	(9)
Net book value at December 31, 2022	**151**	**293**	**305**	**14**	**65**	**828**
Additions	-	5	32	2	45	84
Disposals	(2)	(3)	(1)	-	-	(5)
Depreciation	-	(19)	(64)	(4)	-	(87)
Reclassification & other [(1)]	1	2	6	-	(5)	3
Foreign exchange	1	1	1	-	0	3
Net book value at December 31, 2023	**151**	**279**	**279**	**12**	**105**	**826**

[(1)] "other" is mainly hyperinflation impact

Depreciation expense of €85.6m has been charged in cost of products sold and €1.7m in sales, general and administration expenses. (2022: €117.5m has been charged in cost of products sold and €1.9m in sales, general and administration expenses.)

Management have performed a review of possible impairment triggers in 2023 and have concluded that there are none.

Eviosys 2023 Annual report 27

Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information Eviosys 2023 Annual report 28 Note 17 Leases This note provides information for leases where the Group is the lessee. in Millions of Eur December 31,2023 December 31,2022 ROU asset (net) at opening 27 31 Additions 13 13 Disposals (2) (7) Depreciation (11) (10) ROU asset (net) at closing 27 27 The types of leased assets are set out below. In Millions of Eur December 31, 2023 December 31, 2022 Buildings 8 9 Warehouse 7 7 Vehicles 2 2 Forklift trucks 8 8 IT equipment 1 - Other productive equipment 1 1 ROU asset (net) 27 27 Depreciation charge of ROU Assets Twelve months ended December 31, 2023 Twelve months ended December 31, 2022 Buildings (2) (2) Warehouse (3) (2) Vehicles (1) (1) Forklift trucks (4) (4) Other productive equipment (1) - Total Depreciation (11) (9) Financial cost (1) (1) The variation of the lease liability: In Millions of eur December 31, 2023 December 31, 2022 Lease liability at opening 27 31 Additions 13 12 Early exits (2) (7) Payments (11) (9) Interest 1 1 Rounding - (1) Lease liability at closing 28 27

Consolidated Financial Statements for the Year Ended December 31, 2023 **Notes to the consolidated financial information**

The total future payments of the lease liability can be analysed as follows:

in Millions of Eur	Less than 1 year	Between 1 and 2 years	Between 2 and 3 years	Between 3 and 4 years	Between 4 and 5 years	More than 5 years	Total
Future cash flows	11	9	6	3	2	2	33

Contracts may contain both lease and non-lease components. The Group allocates the consideration in the contract to the lease and non-lease components based on their relative stand-alone prices.

The company has elected not to separate lease and non-lease components for forklift trucks and vehicles and instead accounts for these as a single lease component.

Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. The lease agreements do not impose any covenants other than the security interests in the leased assets that are held by the lessor. Leased assets may not be used as security for borrowing purposes.

Right-of-use assets are depreciated over the lease term on a straight-line basis.

The remaining lease expenses not accounted for under IFRS 16 due to their short term nature are: €1m in 2023 and €2m in 2022.

Note 18 Intangible assets

	December 31, 2023			December 31, 2022		
in Millions of Eur	Gross amount	Accumulated depreciation	Net book value	Gross amount	Accumulated depreciation	Net book value
Goodwill	826	-	826	826	-	826
Product trademarks	5	(1)	4	5	(1)	4
Product technology	2	-	2	2	-	2
Process know-how	36	(5)	31	36	(3)	33
Backlog	94	(56)	38	94	(32)	62
Customer relationships	522	(61)	461	522	(35)	487
Software licences	2	-	2	2	-	2
Rounding					1	1
Total	**1,487**	**(123)**	**1,364**	**1,487**	**(70)**	**1,417**

in Millions of Eur	Product trademarks	Product technology	Process know-how	Backlog	Customer relationships	Software licences	Goodwill	Total
Net book value at December 31, 2021	**5**	**2**	**35**	**86**	**513**	**2**	**826**	**1,469**
Amortization	(1)	-	(2)	(24)	(26)	-		(53)
Rounding	1	-	-	-	-	-		1
Net book value at December 31, 2022	**5**	**2**	**33**	**62**	**487**	**2**	**826**	**1,417**
Amortization	(1)	-	(2)	(24)	(26)			(53)
Net book value at December 31, 2023	**4**	**2**	**31**	**38**	**461**	**2**	**826**	**1,364**

The remaining period to amortize: Product trademarks (13 years), Product technology (8 years), Process know-how (13 years), Backlog (2 years), Customer relationships (18 years).

Eviosys 2023 Annual report 29

Consolidated Financial Statements for the Year Ended December 31, 2023
Notes to the consolidated financial information

Intangible assets have been recognised for the product trademarks Orbit®, Peelfit™, Easylift™ and ECOPEEL™ which have a meaningful trademark and associated revenue stream. The fair value of the product technology and product know-how are based on the technology of the product trademarks associated with the processes which have established the company as a market leader. The value assigned to backlog and customer relationships represents the long-term relationships the company maintains with its customers.

Eviosys performs an impairment test of goodwill annually in the fourth quarter of the year following approval by the board of the annual operating plan, or when facts and circumstances indicate goodwill may be impaired.

The quantitative impairment test involves a number of assumptions and judgments, including the calculation of fair value for the Company. The Company determines the estimated fair value based upon the higher of the estimated fair values calculated using both market and income approaches. The Company's estimates of future cash flows include assumptions concerning future operating performance and economic conditions and may differ from actual future cash flows.

Under the market approach, the Company obtains available information regarding multiples used in recent transactions, if any, involving transfers of controlling interests in the consumer and industrial packaging industries. The Company also reviews level 2 publicly available trading multiples based on the enterprise value and revenue of companies in the consumer and industrial packaging industries whose shares are publicly traded. The appropriate multiple is applied to the financial results of the company to obtain an estimated fair value.

Under the income approach, level 3 information is used to calculate the fair value as the sum of the projected discounted cash flows of the company over the next five years and the terminal value at the end of those five years. The projected cash flows generally include 2% growth rate, unless there has recently been a material change in the business or a material change is forecasted. The discount rate applied is based on the weighted-average cost of capital of 9.7% determined by the Capital Asset Pricing Model with regard to the risk associated with the cash flows under consideration. No reasonable change in the assumptions used could have led to a potential impairment charge. A change from a 2% growth rate assumption to a 1% growth rate assumption would decrease the difference between the valuation and the carrying value by 31.8%. An increase by 0.5 percentage points change in the discount rate assumption (from 9.7% to 10.2%) would decrease the difference between the valuation and the carrying value by 16.2% from an initial 68%.

The Company completed its annual review for 2023 and determined that no adjustments to the carrying value of goodwill were necessary.

Note 19 Tax

19.1 Current and Deferred Tax Expense

in Millions of Eur	Twelve months ended December 31, 2023	Twelve months ended December 31, 2022
Current tax on profits for the year	**(50)**	**(75)**
Increase/(decrease) in deferred tax assets	(5)	33
(Increase)/decrease in deferred tax liabilities	22	28
Total deferred tax (expense)/benefit	**17**	**61**
Income tax (expense)/benefit	**(33)**	**(14)**

19.2 Reconciliation of the effective tax rate

in Millions of Eur	Twelve months ended December 31, 2023	Twelve months ended December 31, 2022
Profit/(loss) before income tax	**68**	**175**
Tax rate in the country of incorporation	26%	26%
Theoretical income tax expense	(18)	(46)
Tax at local country rates	2	10
Unrecognized tax losses	(26)	(13)
Other, net	9	35
Income tax (expense)/benefit	**(33)**	**(14)**

Eviosys 2023 Annual report 30

Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information

The "Other, net" balance in 2022 mainly relates to a tax-deductible step-up of the intellectual property in Switzerland.

UK and Morocco have changed the local tax rates in 2023. The amount is not significant.

19.3 Deferred tax assets

in Millions of Eur	Tax losses & Credits, Net	Employee benefits	Doubtful receivables	Inventory valuation	IFRS 16 – Leasing	Other	Total
December 31, 2021	**3**	**6**	**3**	1	**6**	**(15)**	**4**
Profit and Loss	(1)	5	(3)	1	-	31	33
Other Comprehensive Income	-	(5)	-	-	-	(1)	(6)
Set-off of deferred tax liabilities pursuant to set-off provisions	-	-	-	-	-	(2)	(2)
December 31, 2022	**2**	**6**	**-**	**2**	**6**	**13**	**29**
Profit and Loss	0	1	0	(0)	(0)	(6)	(5)
Other Comprehensive Income		(0)					(0)
Set-off of deferred tax liabilities pursuant to set-off provisions						(4)	(4)
Rounding						1	1
December 31, 2023	**2**	**7**	**0**	**2**	**6**	**4**	**21**

The 2022 increase in deferred tax assets shown in "Other" mainly relates to a tax-deductible step-up of the intellectual property in Switzerland.

19.4 Deferred tax liabilities

in Millions of Eur	Property, plant and equipment	Intangible assets	IFRS 16 – Leasing	Other	Total
December 31, 2021	**122**	**157**	**6**	**(10)**	**275**
Profit and loss	(12)	(14)	-	(2)	(28)
Other comprehensive income	-	-		-	-
Set-off of deferred tax liabilities pursuant to set-off provisions	-	-		(2)	(2)
December 31, 2022	**110**	**143**	**6**	**(14)**	**245**
Profit and loss	(14)	(13)	-	5	(22)
Reclassifications and other	-	-		(5)	(5)
Set-off of deferred tax liabilities pursuant to set-off provisions				(4)	(4)
December 31, 2023	**96**	**130**	**6**	**(18)**	**214**

19.5 Unrecognized temporary differences

An assessable temporary difference exists on undistributed earnings, but no deferred tax liability has been recognised as Eviosys is able to control the timing of distributions from its subsidiaries and is not expecting to distribute these profits in the foreseeable future.

Deferred tax assets have not been recognized for tax losses (mainly in the Netherlands for €26m).

Eviosys 2023 Annual report 31

Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information Eviosys 2023 Annual report 32 Note 20 Inventories in Millions of Eur December 31, 2023 December 31, 2022 Raw materials 143 193 Work in progress 81 102 Finished goods/goods for resale 145 172 Non‑productive inventory 103 98 Inventory gross 472 565 Inventory adjustments & reserves (6) (4) Inventory 466 561 The inventory adjustments and reserves relate to slow moving and obsolete inventory reserves. Non-productive inventory is mainly comprised of packaging and spare parts. Note 21 Employee benefit obligations in Millions of Eur December 31, 2023 December 31, 2022 Defined benefit plan assets (2) (1) Defined benefit plan liabilities 52 48 Long service award and other 9 9 Total 59 56 21.1 Defined benefit pension plans The defined benefit plans are primarily unfunded book reserve plans with direct benefit payments to plan participants when they are due. In countries with funding requirements, Eviosys contributes an amount based on local requirements which can be comprised of service costs, administrative expenses, as well as payments towards any existing deficits. Eviosys operates various defined benefit plans in Germany including benefits that provide life annuity payments based on pensionable earnings or a fixed amount per year of service upon retirement age. The defined benefit plans are primarily unfunded book reserve plans, while some plans are partially funded. In France, a lump sum is payable to employees upon retirement based on monthly pay at retirement according to legal requirements and collective agreement. A closed group of retirees receives an annuity benefit from the company. The impact of the French pension reform in 2023 was a €0.5m income. In Italy, the Trattamento di Fine Rapporto (TFR) relates to benefits accumulated prior to 2007 that are revalued each year based on the cost‑of‑living index in Italy and paid to eligible employees upon termination.

Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information

The amounts recognised in the balance sheet and the movements in the net defined benefit obligation over the period are as follows:

in Millions of Eur	France combined	Germany combined	Italy TFR	Other combined	Total
December 31, 2021	**(19)**	**(32)**	**(9)**	**(8)**	**(68)**
Amounts recognised in profit and loss					
Service cost	(1)	-	-	(1)	(2)
Net interest on the net defined benefit liability (asset)	-	-	-	-	-
Total expense recognised in profit and loss during the period	**(1)**	**-**	**-**	**(1)**	**(2)**
Amounts recognised in OCI					
DBO (gains) losses due to changes in financial assumptions	5	9	1	6	21
DBO experience (gains) losses arising during the period	1	(1)	-	-	-
Return on plan assets excluding amounts included in interest income	-	-	-	(1)	(1)
Total remeasurements recognised in OCI during the period	**6**	**8**	**1**	**5**	**20**
Direct company benefit payments made in the period	1	1	1	-	3
Exchange rate gain (loss)	-	-	-	-	-
December 31, 2022	**(13)**	**(23)**	**(7)**	**(4)**	**(47)**
Amounts recognised in profit and loss					
Service cost	-	-	-	(1)	(1)
Net interest on the net defined benefit liability (asset)	(1)	(1)	-	-	(2)
Total expense recognised in profit and loss during the period	**(1)**	**(1)**	**-**	**(1)**	**(3)**
Amounts recognised in OCI					
DBO (gains) losses due to changes in financial assumptions	(1)	-	-	(2)	(3)
DBO experience (gains) losses arising during the period	-	-	-	-	-
Return on plan assets excluding amounts included in interest income	-	-	-	-	-
Total remeasurements recognised in OCI during the period	**(1)**	**-**	**-**	**(2)**	**(3)**
Direct company benefit payments made in the period	-	1	1	-	2
Employer contributions made in the period	-	-	-	1	1
Exchange rate gain (loss)	-	-	-	-	-
December 31, 2023	**(15)**	**(23)**	**(6)**	**(6)**	**(50)**

Eviosys 2023 Annual report 33

Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information Eviosys 2023 Annual report 34 The net liability disclosed above relates to funded and unfunded plans as follows: in Millions of Eur December 31, 2023 December 31, 2022 Reconciliation of funded status to balance sheet Fair value of plan assets 19 18 Present value of funded defined benefit obligation (20) (18) Funded status (1) - Present value of unfunded defined benefit obligation (49) (47) Asset (liability) recognized on the balance sheet (50) (47) The Group has no legal obligation to settle any deficit in the funded plans with an immediate contribution or additional one‑off contributions. The amounts recognised in the defined benefit obligation over the period were as follows: in Millions of Eur December 31, 2023 December 31, 2022 Defined benefit obligation at the beginning of the period 65 87 Current service cost 1 2 Interest cost on DBO 3 - DBO (gains) losses due to changes in financial assumptions 3 (21) Actual plan participants' contributions 1 1 Actual net benefits paid from plan assets and directly by employer (5) (5) Exchange rate gain (loss) 1 1 Defined benefit obligation at the end of the period 69 65 Changes in fair value of the plan assets are set out below: in Millions of Eur December 31, 2023 December 31, 2022 Fair value of the plan assets at the beginning of the period 18 19 Interest income on plan assets 1 - Return on plan assets excluding amounts included in interest income - (1) Actual employer contributions including direct benefits paid 3 3 Actual plan participants' contributions 1 1 Actual net benefits paid from plan assets and directly by employer (5) (5) Exchange rate gain (loss) 1 1 Fair value of the plan assets at the end of the period 19 18 Fair value of the plan assets split by major asset class are as follows: in Millions of Eur December 31, 2023 December 31, 2022 Equities 1 2 Government bonds 2 - Insurance contracts 15 15 Other 1 1 Total fair value of the plan assets 19 18

Consolidated Financial Statements for the Year Ended December 31, 2023 **Notes to the consolidated financial information**

21.1.1 Significant estimates: actuarial assumptions and sensitivity

The significant actuarial weighted assumptions (based on DBO) were as follows:

	France DB	Germany DB	Italy TFR	Other
December 31, 2022				
Discount rate	3.80%	3.75%	3.80%	2.83%
Price inflation	2.50%	2.50%	2.50%	-
Rate of increases in pensionable salaries	2.80%	n/a	n/a	2.02%
Rate of increases to pension in payment	n/a	2.20%	n/a	-

	France DB	Germany DB	Italy TFR	Other
December 31, 2023				
Discount rate	3.30%	3.30%	3.30%	2.42%
Price inflation	2.25%	2.25%	2.25%	-
Rate of increases in pensionable salaries	2.55%	n/a	n/a	2.08%
Rate of increases to pension in payment	n/a	2.00%	n/a	-

The sensitivity of the defined benefit obligation to changes in the weighted principal assumptions is:

- DBO decrease €4.0m (discount rate +0.50%)
- DBO increase €4.5m (discount rate -0.50%)

21.1.2 Risk exposure

Financial results can change depending on market conditions which lead to volatility of the net liability of the defined benefit pension plans. The liabilities are linked to yields on AA-rated corporate bonds, salaries and life expectancies of plan members.

21.1.3 Future cash flows

Over the next five years, the expected benefit payments for the defined benefit plans are €3.2m in 2024, €3.9m in 2025, €3.1m in 2026, €3.8m in 2027 and €3.8m in 2028.

The average duration of the defined benefit obligations is 12.8 years.

21.2 Long service awards and Other

Eviosys sponsors various other long-term employee benefit programs that are primarily related to benefits paid to employees during their active service after they reach certain service thresholds. The Company's net obligation in respect of other long-term employee benefits is the amount of future benefit that employees have earned in return for their services in the current and prior periods.

The main financial assumptions at the balance sheet date are discount rate of 3.20% (2022 3.69%) and rate of increases in pensionable salaries 2.33% (2022 2.60%)

The sensitivity of the defined benefit obligation to changes in the weighted principal assumptions is:

- DBO decrease €0.3m (discount rate +0.50%)
- DBO increase €0.3m (discount rate -0.50%)

Expected company payments to employees next year are €0.9m.

Eviosys 2023 Annual report 35

Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information

Note 22 Provisions

in Millions of Eur	December 31, 2022	Allowance	Releases	Net interest	OCI	December 31, 2023
Restructuring	21	10	(21)	-	-	10
Total current provisions	**21**	**10**	**(21)**	-	-	**10**
Pensions	47	2	(4)	2	3	50
Other employee Benefits	10	1	-	-	-	11
Other non-current provisions	6	1	-	-	-	7
Total non-current provisions	**6**	**1**	-	-	-	**7**
Total provisions	**84**	**14**	**(25)**	**2**	**3**	**78**

Other non-current provisions include the Asset Retirement Obligation provision that is the obligation associated with the "strip & clean" clause of building lease contracts where the Group is responsible to remove all equipment and leave the premises in good condition.

The restructuring severance provision as at December 31, 2023 relates to ongoing reorganisation projects mainly in Germany.

Note 23 Financial risks

This note explains the Group's exposure to financial risks and how these risks could affect the Group's future financial performance.

Risk	Exposure arising from	Measurement	Management
Market risk – foreign exchange	Future commercial transactions Recognized financial assets and liabilities not denominated in Euro.	Cash flow forecasting Sensitivity analysis	Foreign currency forwards
Commodity risk – price risk	Changes in prices of main raw materials	Management monitoring	Commodity swaps Pass through to customer
Market risk – interest rate	Long-term borrowings at variable rates	Sensitivity analysis	Management monitors the level of debt open to floating interest rates
Credit risk	Cash and cash equivalents, trade receivables, derivative financial instruments, and contract assets	Aging analysis Credit ratings	Diversification of bank deposits, credit limits and letters of credit
Liquidity risk	Borrowings and other liabilities	Rolling cash flow forecasts	Availability of committed credit lines and borrowing facilities

The Group's overall treasury objectives are to ensure sufficient funds are available for the Group to carry out its strategy and to manage certain financial risks to which the Group is exposed, details of which are provided below.

The Group's risk management is predominantly controlled by a central treasury department using policies approved by the CFO in line with the Board of Directors. The treasury department identifies, evaluates and hedges financial risks in close co-operation with the Group's operating units. Policies include principles for overall risk management, as well as policies covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, and use of derivative financial instruments. The Group does not permit the use of treasury instruments for speculative purposes, under any circumstances. Treasury personnel regularly review the level of cash and debt facilities required to fund the Group's activities, plans for repayments of debt, and identifies an appropriate amount of headroom to provide a reserve against unexpected funding requirements.

Eviosys 2023 Annual report 36

Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information Eviosys 2023 Annual report 37 Additionally, financial instruments, including derivative financial instruments, are used to hedge exposure to currency exchange risk and commodity price risk. Where all relevant criteria are met, hedge accounting is applied to remove the accounting mismatch between the hedging instrument and the hedged item. 23.1 Interest rate risk The Group’s main interest rate risk arises from long‑term borrowings with variable rates, which expose the Group to cash flow interest rate risk. Management reviews the evolution of market interest rates and takes action to mitigate risks using available financial instruments where necessary. The Group’s borrowings include contracted change in interest rates based on quarterly change to EURIBOR. The Group’s policy, in the management of interest rate risk, is to strike the right balance between the Group’s fixed and floating rate financial instruments. The balance struck is dependent on prevailing interest rate markets at any point in time. At December 31, 2022, the Group’s external borrowings were 53.2% fixed with an interest rate of 4.48%. At December 31, 2023, the Group’s external borrowings were 57.7% fixed with an average interest rate of 5.59%. The weighted average interest rate of the Group for the period ended December 31, 2022 was 4.1% and for the period ended December 31, 2023 was 6.09% Holding all other variables constant, including levels of the Group’s external indebtedness, at December 31, 2023 a one percentage point increase in variable interest rates would increase interest payable by approximately €9m for a 12‑month period vs €8m for 2022. 23.2 Currency exchange risk The Group presents its consolidated financial information in Euro. The Group operates in seventeen countries, mainly across Europe and Africa and its main currency exposure in the period to December 31, 2023, from the euro functional currency, were in relation to the British pound, Polish zloty, the Swiss franc, the Moroccan dirham and the Thai baht. Currency exchange risk arises from future commercial transactions and recognized assets and liabilities. The Group has a limited level of transactional currency exposure arising from sales or purchases by operating units in currencies other than their functional currencies. The risk is measured through a forecast of highly probable currency expenditures. The risk is hedged with the objective of minimising the volatility of the Eviosys currency cost of highly probable forecast purchases and sales. The aggregate net foreign exchange gain recognised in profit or loss was immaterial for the period. The foreign exchange risks generated by intercompany loans held in foreign currencies are managed using foreign exchange swaps. The Group treasury’s risk management policy is to hedge 80% of forecast currency cash flows for purchases and sales for up to one year in advance. The Group uses foreign currency forwards to hedge its exposure to foreign currency risk. Under the Group’s policy, the critical terms of the forwards must align with the hedged items. Fluctuations in the value of these currencies with respect to the euro functional currency may have a significant impact on the Group’s financial condition and results of operations. When considering the Group’s position, the Group believes that a strengthening of the euro exchange rate (the functional currency of Titan Holdings I B.V.) by 1% against all other foreign currencies from the December 31, 2023 rate would decrease shareholders’ equity by approximately €2m. 23.3 Commodity price risk The Group is exposed to changes in prices of its main raw materials, primarily steel, aluminium, and energy. The steel price is negotiated annually with the major European steel suppliers, fixed for the calendar year, with price pass‑through mechanisms for our multi‑year customer contracts. The steel price has a variable cost associated with its raw material components, coking coal and iron ore, for which there is a market and the Group purchase forward less than 5% of our annual steel tonnage in a back‑to‑back customer relationship. Aluminium ingot is traded daily as a commodity on the London Metal Exchange, which has historically been subject to significant price volatility. The price on the aluminium purchases is hedged by entering into forward contracts. Furthermore, the relative price of oil and its by‑products may materially impact the Group’s business, affecting our transport, lacquer and ink costs.

Eviosys 2023 Annual report 38 Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information Where the Group does not have pass through contracts in relation to the underlying metal raw material cost it uses derivative agreements to manage this risk. The Group depends on an active liquid market and available credit lines with counterparty banks to cover this risk. The use of derivative contracts to manage the Group’s risk is dependent on robust hedging procedures. Increasing raw material costs over time has the potential, if we are unable to pass on price increases, to reduce sales volume and could therefore have a significant impact on our financial condition. The Group is also exposed to possible interruptions of supply of steel and aluminium or other raw materials and any inability to purchase raw materials could negatively impact our operations. As a result of the volatility of gas and electricity prices the Group fixes a proportion of our energy costs through contractual arrangements directly with our suppliers. 23.4 Credit risk Credit risk arises from derivative contracts, cash and deposits held with banks and financial institutions, as well as credit exposures to the Group’s customers, including outstanding receivables. Group policy is to place excess liquidity on deposit, only with recognized and reputable financial institutions. For banks and financial institutions, only independently rated parties with a minimum rating of “BBB+” from credit rating agencies are accepted, where possible. The credit ratings of banks and financial institutions are monitored to ensure compliance with Group policy. Risk of default is controlled within a policy framework of dealing with high quality institutions and by limiting the amount of credit exposure to any one bank or institution. Group policy is to extend credit to customers of good credit standing. Credit risk is managed on an ongoing basis, by experienced people within the Group. The Group’s policy for the management of credit risk in relation to trade receivables involves periodically assessing the financial reliability of customers, taking into account their financial position, past experience and other factors. The utilization of credit limits is regularly monitored, management does not expect any significant counterparty to fail to meet its obligations. The maximum exposure to credit risk is represented by the carrying amount of each asset. For some trade receivables the Group may obtain security in the form of guarantees, deeds of undertaking or letters of credit which can be called upon if the counterparty is in default under the terms of the agreement. The Group applies the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables and contract assets. To measure the expected credit losses, trade receivables and contract assets have been grouped based on shared credit risk characteristics and the days past due. The contract assets relate to unbilled work in progress and have substantially the same risk characteristics as the trade receivables for the same types of contracts. The Group has therefore concluded that the expected loss rates for trade receivables are a reasonable approximation of the loss rates for the contract assets. The expected loss rate has been calculated as 3.9% in 2023 and 5.0% in 2022. Trade receivables and contract assets are written off where there is no reasonable expectation of recovery. Subsequent recoveries of amounts previously written off are credited against the same line item. 23.5 Liquidity risk Prudent liquidity risk management implies maintaining sufficient cash and the availability of funding through an adequate amount of committed credit facilities to meet obligations when due and to close out market positions. The Group’s policy is to ensure that sufficient resources are available either from cash balances, cash flows or undrawn committed bank facilities, to ensure all obligations can be met as they fall due. To effectively manage liquidity risk, the Group: • has committed borrowing facilities that it can access to meet liquidity needs; • maintains cash balances and liquid investments with highly rated counterparties; • limits the maturity of cash balances; • borrows the bulk of its debt needs under long term fixed rate debt securities; and • has internal control processes to manage liquidity risk. Cash flow forecasting is performed in the operating entities of the Group and is aggregated by centralized Treasury.

Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information

Centralized Treasury monitors rolling forecasts of the Group's liquidity requirements to ensure it has sufficient cash to meet operational needs while maintaining sufficient headroom on its undrawn committed borrowing facilities at all times so that the Group does not breach borrowing limits or covenants on any of its borrowing facilities. Such forecasting takes into consideration the Group's debt financing plans.

The Group had access to the following undrawn borrowing facilities at the end of the reporting period:

in Millions of Eur	December 31, 2023	December 31, 2022
Expiring within one year (bank overdrafts)	8	8
Expiring beyond one year (revolving credit facility)	275	275
Total	**283**	**283**

The bank overdraft facilities may be drawn at any time and may be terminated by the bank without notice.

Note 24 Off balance sheet commitments & rights and Audit fees

The revolving credit facility has €9m blocked as a guarantee giving available liquidity of €266m.

The audit fees in 2023 were: €2.2m (2022 €2.1m).

Note 25 Subsequent events

On June 22, 2024, Sonoco Products Company (Sonoco) entered into a binding agreement with KPS Capital Partners, LP (KPS) to acquire all of the equity of Titan Holdings I B.V. The amount of the transaction is €3.615 billion ($3.9 billion). The transaction is expected to close by the end of 2024 and is subject to completion of required works council consultations and the receipt of required regulatory approvals and other customary closing conditions.

The €400m Term loan - renamed from facility B2 to facility B3, was repriced on February 8, 2024 with the aim of improving cash flow generation. The transaction was leverage neutral. The new margin has decreased from Euribor plus 475 basis points to Euribor plus 400 basis points, giving rise to a catch up adjustment of €11.8m recognised in finance income.

Consolidated Senior Secured Debt Ratio	Facility B2 Margin (p.a.)
Greater than 2.20:1	4.00%
Equal to or less than 2.20:1 but greater than 1.70:1	3.75%
Equal to or less than 1.70:1	3.50%

Eviosys 2023 Annual report 39

Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information Eviosys 2023 Annual report 40 Note 26 Related party transactions 26.1 Crown Holdings, Inc. Crown Holdings, Inc. (“Crown”) is considered as a related party due to the 20% interest Crown has retained in one of the parent entities of Titan Holdings I B.V. Ongoing transactions with Crown are presented in the tables below: in Millions of Eur December 31, 2023 December 31, 2022 Sales to Crown subsidiaries 33 49 Purchase of finished goods (106) (116) Transition services agreement net expense (2) (5) Total (75) (72) Following the acquisition, a transition services agreement is in place between Crown and Eviosys mainly for Shared Service centre activities. The net fee paid to Crown for the twelve‑month period ended December 31, 2023 was €2.3m and in December 2022 was €4.7m. The purchase of finished goods concerns one Eviosys factory where Crown continues to operate producing beverage cans for its own market, plus food cans solely for Eviosys. This is an interim arrangement which will terminate when Crown moves its beverage operations to new UK premises and Eviosys will take over operation of the factory in‑line with the Sales and Purchase Agreement, which is expected to occur in Q2, 2024. Sales to Crown are made at arm’s length transaction prices. in Millions of Eur December 31, 2023 December 31, 2022 Accounts receivable 1 1 Accounts payable (17) (23) Total (16) (22) Accounts receivable and payable relate to the purchase and sale of products. Crown received payment of a dividend of approximately €77m made by Titan Holdings I on March 7, 2023. 26.2 KPS KPS is the Private Equity Investor which administers the investment funds that are the ultimate owners of Titan Holdings I B.V. Eviosys recorded an expense in the period of €4m in 2023 (€4m in 2022) for management fees payable to KPS. KPS received payment of a dividend of approximately €310m made by Titan Holdings I on March 7, 2023.

Consolidated Financial Statements for the Year Ended December 31, 2023 Notes to the consolidated financial information

26.3 Key management personnel

Key management are those persons who have the authority and responsibility for directing and controlling the activities of the Group. Key management is composed of the Group's senior management team during the reporting period.

in Millions of Eur	Twelve months ended December 31, 2023	Twelve months ended December 31, 2022
Salaries and other short term employee benefits	6	7
Employee equity plan	2	2
Total key management compensation	**8**	**9**

Equity compensation benefits are provided to employees *via* the Employee Equity Plan, an executive level employee share scheme. During the period ended December 31, 2023 the total impact of the equity awards was €2m. (During the period ended December 31, 2022 the total impact of the equity awards was €2m.)

26.4 Group entities

Significant manufacturing subsidiaries of the company are set out below:

		December 31, 2023	December 31, 2022
Company Name	**Country incorporation**	**Ownership interest %**	**Ownership interest %**
Eviosys Packaging France S.A.S	**France**	**100%**	**100%**
Eviosys Packaging Germany GmbH	Germany	100%	100%
Eviosys Packaging West Africa	Ghana	100%	100%
Eviosys Packaging Hellas Single Member S.A.	Greece	100%	100%
Eviosys Packaging Magyarorszag Kft	Hungary	100%	100%
Eviosys Packaging Ireland Ltd	Ireland	100%	100%
Eviosys Packaging Italia Srl	Italy	100%	100%
Eviosys Packaging SIEM	Ivory Coast	85%	85%
Eviosys Packaging Société Malgache d'Emballages Métalliques	Madagascar	100%	100%
Eviosys Packaging Maroc	Morocco	79%	79%
Eviosys Packaging (Thailand) Limited	Thailand	100%	100%
Eviosys Packaging Polska SP z o.o.	Poland	100%	100%
Eviosys Packaging Portugal SA	Portugal	100%	100%
Eviosys Packaging Kuban	Russia	100%	100%
Eviosys Packaging Closures Spain, S.L.U	Spain	100%	100%
Eviosys Embalajes España, S.A.U.	Spain	100%	100%
Eviosys Packaging Türkiye Sanayi Ve Ticaret Limited Sirketi	Turkey	100%	100%
Eviosys Packaging UK Ltd	UK	100%	100%
Eviosys Packaging Aerosols UK Ltd	UK	100%	100%

Eviosys 2023 Annual report 41